EXHIBIT (a)(1)
          ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                      OF MONTANA TAX-FREE FUND, INC.

1.  The name of the corporation: Montana Tax-Free Fund, Inc.

2.  The amendment adopted:

    Article 4 is amended by deleting everything after "ARTICLE 4." and inserting in lieu thereof the following:

    The aggregate number of shares which the corporation shall have authority to issue is two hundred million (200,000,000) shares, par value of $0.001 per share and of an aggregate par value of two hundred thousand dollars ($200,000) (the "shares"). Of the shares:

    A. Eighty million (80,000,000) shares may be issued in the Class hereby designated as "Class A shares";

    B. Eighty million (80,000,000) shares may be issued in the Class hereby designated as "Class B shares," and shares previously issued and outstanding prior to the effective date of this amendment are hereby redesignated Class B shares;

    C. Twenty million (20,000,000) shares may be issued in the Class hereby designated as "Class C shares"; and
    D. Twenty million (20,000,000) shares may be issued in the Class hereby designated as "Class R shares."

    The directors may establish the relative rights and preferences of Class A shares, Class B shares, Class C shares, and Class R shares upon the execution by a majority of the directors of a resolution setting forth the relative rights and preferences of each Class. Subject to the North Dakota Business Corporation Act, the directors may also, in their discretion, without obtaining any prior authorization or vote of the shareholders of the corporation or of the shareholders of any Class of shares, from time to time authorize the division of shares of the corporation into shares of one or more additional Classes upon the execution by a majority of the directors of a resolution setting forth such establishment and designation and the relative rights and preferences of such Class or Classes. The above-named Classes, together with any Classes hereinafter created, are referred to herein as a "Class" and collectively the "Classes." All shares of a Class shall be identical with each other and with the shares of each other Class except for such variations between Classes as may be approved by the board of directors and set forth in such resolution of establishment and designation and as may be permitted under the North Dakota Business Corporation Act and the Investment Company Act of 1940 (the "1940 Act") or pursuant to any exemptive order issued by the Securities and Exchange Commission.

    The shares of each Class may be subject to such charges and expenses (including by way of example but not by way of limitation, such front-end and deferred sales charges as may be permitted under the 1940 Act and rules of the National Association of Securities Dealers, Inc., expenses under Rule 12b-1 plans, administration plans, service plans, or other plans or arrangements, however designated) as are allocated to such Class from time to time by the board of directors of the corporation in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another Class, and all of the charges and expenses to which a Class is subject shall be borne by such Class and shall be appropriately reflected (in the manner determined by the board of directors) in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidations of, the shares of such Class.

   Subject to compliance with the requirements of the 1940 Act and the North Dakota Business Corporation Act, the board of directors shall have the authority to provide that shares of any Classes shall be convertible (automatically, optionally, or otherwise) into shares of one or more other Classes in accordance with such requirements and procedures as may be established by the board of directors. The board of directors shall have the power and authority, in its sole discretion and without obtaining any prior authorization or vote of the shareholders, to classify or reclassify any unissued shares of the corporation (whether or not such shares have been previously classified or reclassified into a Class) from time to time by setting or changing the preferences, conversion, or other rights, voting powers, designations, restrictions and limitations as to dividends, qualifications, or terms or conditions of redemption of such unissued shares.

   Except as set forth below, on each matter submitted to a vote of the shareholders, each holder of a share shall be entitled to one vote for each share standing in his or her name on the books of the corporation irrespective of the Class thereof. All holders of shares shall vote as a single Class except as may otherwise be required by law pursuant to any applicable order, rule, or interpretation issued by the Securities and Exchange Commission, or otherwise, or except with respect to any matter which affects only one or more Classes of shares, in which case only the holders of shares of the Class or Classes affected shall be entitled to vote.

3.   The date of the adoption of the amendment by the shareholders:
October 29, 1999

4. If the amendment provides for but does not establish the manner for effecting an exchange, reclassification, or cancellation of issued shares, a statement of the manner in which it will be effected: The reclassification of issued shares will be effected by the directors upon the execution by a majority of the directors of a resolution setting forth such reclassification and the designation and relative rights and preferences of such Class or Classes.

5. If the amendment restates the articles in their entirety, a statement that the restated articles supersede the original articles and all amendments to them: Inapplicable.

6.   A statement that the amendment has been adopted pursuant to this chapter:
The amendment has been adopted pursuant to Chapter 10-19.1 of the North Dakota Century Code.